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                                                                     EXHIBIT 3.1
                             DEED OF INCORPORATION


TRANSCRIPT of the deed containing
the establishment of:

Versatel Telecom B.V.,
with its registered offices in Amsterdam, executed on 10 October 1995 in the presence of A.P. van Lidth de Jeude, civil law notary practising in Amsterdam.
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ESTABLISHMENT OF A PRIVATE COMPANY WITH LIMITED LIABILITY.


On ten October nineteen hundred and ninety-five appeared before me, Albert Peter van Lidth de Jeude, civil law notary, practising in Amsterdam:

Mr Robert Gary Mesch, consultant, residing at 1391 CZ Abcoude (The Netherlands), Koppeldijk 8, born in Kansas City, Missouri, United States of America, on twenty June, nineteen hundred and fifty-three, married, identified using passport number 700681931, acting in this matter as managing director of the private company with limited liability Telecom Founders B.V., with its registered offices at 1391 CZ Abcoude, Koppeldijk 8.

The party appearing stated to establish a private company with limited liability with the following articles of association:

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions are defined as follows:

a.       the general meeting: the body formed by shareholders;

b.       the general meeting of shareholders: the meeting of shareholders;

c. the distributable part of the net assets: that part of the shareholders' equity which exceeds the issued capital increased by the reserves which must be maintained by virtue of the law;

d. the annual accounts: the balance sheet and profit and loss account with notes;

e. the annual meeting: the general meeting of shareholders held for the purpose of discussion and
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         adoption of the annual accounts.

CHAPTER II.

Name, seat, objects.

Article 2. Name and seat.

1.       The name of the company is:
         VERSATEL TELECOM B.V.

2.       The official seat of the company is in Amsterdam.

Article 3. Objects.

The objects of the company are:

-        to render telecommunications services to enterprises and companies;

- to establish, to participate in any way whatsoever, to manage and to supervise enterprises and companies;

- to grant guarantees and to commit the company or assets of the company for enterprises and companies with which the company is associated in a group;

-        to render services to enterprises and companies;

-        to finance enterprises and companies;

-        to borrow and lend monies;

- to obtain, alienate, manage and to exploit real properties and assets in general;

- to exploit and to trade patents, marks, licenses, know-how and intellectual property rights;

- to perform all types of industrial, financial and commercial activities;

and all that which is related to or conducive to same, all this in the broadest sense of the word.

CHAPTER III.

Capital and shares. Minimum shareholders' equity. Register.

Article 4. Authorised capital.

1.       The authorised capital amounts to one million Dutch guilders (NLG
         1,000,000).

2. The authorised capital is divided into ten million (10,000,000) shares at ten Dutch cents (NLG 0.10) each.

3. All shares are registered shares. No share certificates shall be issued.

Article 5. Minimum shareholders' equity.

If the paid in and called up part of the capital plus the reserves which must be kept pursuant to a provision of the law other than Article 178, paragraph 3, Book 2 of the Dutch Civil Code amount to less than the amount of the minimum capital referred to in paragraph 2 of said Article, the company shall keep a reserve in the amount of
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the difference.

Article 6. Register of shareholders.

1. The management board shall keep a register in which the names and addresses of all holders of shares are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification, as well as the amount paid up on each share.

2. The names and addresses of those with a right of usufruct or pledge on the shares shall also be entered in the register, stating the date on which they obtained the right, as well as the date of acknowledgement or notification.

3. Each shareholder, each beneficiary of the interest and each holder of a pledge on shares is required to inform the company of his address in writing.

4. The register shall be updated regularly. All entries and notes in the register shall be signed by a member of the management board and a member of the supervisory board.

5. Upon request, the management board shall furnish a shareholder, a usufructuary or holder of a pledge on shares an extract from the register regarding his entitlement to a share, free of charge.

6. The management board shall deposit the register at the company's office for inspection by the shareholders.

CHAPTER IV.

Issuance of shares. Own shares.

Article 7. Issuance of shares. Competent body. Notarial deed.

1. The issuance of shares may only be effected pursuant to a resolution of the general meeting, insofar as the general meeting has not designated another corporate body.

2. The issuance of a share also requires a deed drawn up for that purpose executed in the presence of a civil law notary registered in the Netherlands to which those involved are party.

Article 8. Conditions of issuance. Pre-emptive right.

1. The price and further conditions of issuance shall be determined in a resolution to issue shares.

2. On the issuance of shares each shareholder shall have a pre-emptive right in proportion to the aggregate value of his shares, with due observance of the relevant restrictions of the law.

3. Shareholders shall have a similar pre-emptive right if options are granted to subscribe for shares.

4. The pre-emptive right may be limited or excluded each time for a single issue by the body authorised to issue.

Article 9. Payment for shares.

1.       The full nominal amount of each share must be paid upon issue.
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2.       Payment for a share must be made in cash insofar as no other contribution has been agreed. Payment in foreign currency can be made only with the approval of the company.

Article 10. Own shares.

1.       When issuing shares, the company may not subscribe for its own shares.

2. The company may acquire fully paid-up own shares or depositary receipts for same, but only for no consideration or if:

         a. the distributable part of the shareholders' equity is at least equal to the purchase price;

         b. the nominal value of the shares to be acquired and already jointly held by the company and its subsidiaries in its own capital or depositary receipts for same no longer amount to half the issued capital; and

         c. the acquisition has been authorised by the general meeting or by another corporate body designated to do so by the general meeting.

3. The validity of the acquisition shall be determined by the amount of the shareholders' equity according to the latest adopted balance sheet less the acquisition price for shares in the capital of the company or depositary receipts for same and distribution from profits or reserves to others which the company and its subsidiaries came to owe after the balance sheet date. If more than six months have passed after the end of a financial year without the annual accounts having been adopted, then acquisition in accordance with paragraph 2 shall not be permitted.

4. Acquisition of shares or depositary receipts for same at variance with paragraph 2 shall be void.

5. The company may grant loans with a view to the subscription for or acquisition of shares in its capital or depositary receipts for same, but only up to the amount of the distributable reserves.

6. The alienation of shares or depositary receipts for same held by the company shall be effected pursuant to a resolution of the general meeting, insofar as the general meeting has not designated another corporate body. The resolution to alienate shall stipulate the conditions of the alienation. The alienation of own shares shall be effected with due observance of the provisions in the blocking clause.


7. No voting rights can be exercised in the general meeting for a share belonging to the company or to any subsidiary, the same applies to any share for which the company or any subsidiary holds depositary receipts.

CHAPTER V.

Transfer of shares. Restricted rights. Issuance of depositary receipts.

Article 11. Transfer of shares. Shareholders' rights. Right of usufruct. Pledge on shares.
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1.       The transfer of a share or the transfer of a limited right in same requires a deed drawn up for that purpose, executed in the presence of a civil law notary practising in the Netherlands to which those involved are party.

2. Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3. If a share is pledged or the owner creates a life interest in a share, the voting rights cannot be assigned to the beneficiary of the interest or the holder of the pledge.

Article 12. Issuance of depositary receipts.

The company shall not lend its co-operation to the issuance of depositary receipts for its shares.

CHAPTER VI.

Blocking clause.

Article 13.

1. Any shareholder wishing to transfer one or more shares, is obligated to first offer those shares for sale to his co-shareholders in accordance with the provisions of this article which follow. The obligation to offer does not apply if all shareholders have given their written approval for the transfer in question, which approval shall be valid only for a period of three months. This obligation to offer also does not apply in the event the shareholder is obligated by law to transfer his shares to a previous shareholder. Alienation also includes a contribution to and division of any community of property.

2. The shareholders who are candidates for the shares being offered are obligated to inform the management board of same, indicating the number of shares they wish to acquire within two months after the offer, in the absence of which notification they shall be deemed not to be candidates for the shares being offered. The price at which the shares can be purchased by the other shareholders shall be determined by the offerer and his co-shareholders. Failing agreement between the parties, the price shall be set by an independent expert, to be appointed at the request of the party taking the initiated by the chairman of the Chamber of Commerce within whose district the company has its registered offices, unless the parties reach agreement on the expert.. The co-shareholders are obligated to notify the offerer by registered post within 30 days after the establishment of the price, of whether and to what extent they wish to subscribe for the shares being offered, on condition of cash payment, in the absence of which they shall be deemed not have accepted the offer.

3. If the co-shareholders jointly subscribe for more shares than have been offered, the offered shares
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         shall be distributed among them, insofar as possible in proportion to the shares they already hold, but with due observance of the number of shares for which they have subscribed.

4. The offerer remains entitled to withdraw his offer, provided he does so within one month after having been informed as to which candidate he can sell all the shares to which the offer pertains, and at what price.

5. If it is established that the co-shareholders do not accept the offer or that not all shares being offered shall be purchased against cash payment, the offerer shall be free to transfer the shares within three months thereafter.


6. The company itself, as holder of one or more shares, shall only be entitled to subscribe for the offered shares with the consent of the offerer.

7. In the event of bankruptcy, suspension of payments, or placement under receivership of a shareholder, in the event of the death of a shareholder/legal person, or of the liquidation or dissolution of a shareholder/legal person, the shares held by the relevant shareholder must be offered with due observance of the foregoing provisions within three months of the event in question. If all the shares are then subscribed for, the offer may not be withdrawn.


CHAPTER VII.

Management.

Article 14. Management board.

The management of the company shall be formed by a management board consisting of one or more members.

Article 15. Appointment.

The general meeting shall appoint the members of the management board.

Article 16. Suspension and dismissal.

1. All members of the management board may be suspended or dismissed by the general meeting at all times.

2. All members of the management board may be suspended by the supervisory board at all times. Such suspension may be terminated by the general meeting at all times.

Article 17. Remuneration.

The general meeting shall determine the remuneration and further conditions of employment for each member of the management board.

Article 18. Representation.

1. The management board shall be authorised to represent the company. Each managing director is also authorised to represent the company.
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2.       The management board may appoint staff members with general or limited power to represent the company. Each shall be competent to represent the company with due observance of the restrictions imposed upon said authority. The management board shall determine their titles.

3. In the event of a conflict of interests between the company and a member of the management board, the company shall be represented by the member of the management board or of the supervisory board appointed to do so by the supervisory board. The general meeting shall at all times be authorised to designate one or more other persons for that purpose.

4. Regardless of whether a conflict of interests exists or not, all legal acts of the company vis-a-vis the holder of all of the shares, or vis-a-vis a participant in a community or property of which all of the shares form a part, whereby the company is represented by said shareholder or by one of the participants, shall be recorded in writing. Shares held by the company or its subsidiaries are not included for the application of the previous sentence.

5. Paragraph 4 does not apply to legal acts which, under the agreed terms, form part of the ordinary operation of the company.

Article 19. Approval of decisions of the management board.

1. The supervisory board is entitled to subject resolutions of the management board to its approval. Said resolutions shall be clearly specified and notified to the management board in writing.

2. The absence of approval as referred to in this Article does not affect the powers of representation of the management board or the managing directors.
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Article 20. Vacancy or prolonged absence.

If a member of the management board is absent or prevented from performing his duties, the remaining member(s) of the management board shall be temporarily charged with the management of the company. In the event all members of the management board or the sole member of the management board are/is absent or prevented from performing their duties, the supervisory board shall be temporarily charged with the management of the company, with authority to temporarily charge one or more individuals, whether or not from among its number, with the management of the company.

CHAPTER VIII.

Supervisory board.

Article 21. Number of members.

The company has a supervisory board, consisting of one or more natural persons.

Article 22. Appointment.

1. The members of the supervisory board shall be appointed by the general meeting.

2. No individual who has reached the age of seventy-two may be appointed as a supervisory board member.

Article 23. Suspension and dismissal. Retirement.

1. All members of the supervisory board may be suspended or dismissed by the general meeting at any time.

2. A member of the supervisory board shall retire no later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy-two.

Article 24. Remuneration.

The general meeting shall determine the remuneration for each member of the supervisory board.

Article 25. Duties and powers.

1. It shall be the duty of the supervisory board to supervise the management conducted by the management board and the general course of affairs in the company and in the business connected with it. The supervisory board shall advise the management board. In the performing of its duties, the supervisory board shall act in accordance with the interests of the company and of the business connected with it.

2. The management board shall furnish the supervisory board in due time with the information required for the performance of its duties.

3. The supervisory board shall have access to the buildings and premises of the company and shall be authorised to inspect the books and records of the company. The supervisory board may designate
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         one or more individuals from among its number or an expert to exercise these powers..

Article 26. Procedures and Decision Making.

1. The supervisory board shall elect a chairman from among its number, and a deputy chairman who shall replace the chairman in the latter's absence. The supervisory board shall appoint a secretary, who need not be a member of the supervisory board, and make arrangements for his replacement in case of absence.

2. In the absence of the chairman and the deputy chairman at a meeting, the meeting itself shall designate a chairman.

3. The supervisory board shall meet whenever a supervisory board member or the management board deem such necessary.

4. The secretary shall keep minutes of the proceedings at meetings of the supervisory board. The minutes shall be adopted in the same meeting or in a subsequent meeting of the supervisory board and shall be signed by the chairman and the secretary in evidence thereof.

5. All resolutions of the supervisory board shall be adopted by an absolute majority of the votes cast.

6. Resolutions of the supervisory board shall only be valid if passed in a meeting in which the majority of the supervisory board members are present or represented.

7. A supervisory board member may be represented by a fellow member of the supervisory board authorised in writing. The expression: "in writing" shall include all authorisations transmitted by common means of communication and received in writing. A supervisory board member may not act as representative for more than one fellow board member.

8. The supervisory board may also adopt resolutions outside a meeting, provided the proposal concerned is submitted to all supervisory board members and none of them objects to this manner of adopting resolutions. The secretary shall prepare a report regarding a resolution thus adopted and include the replies received to the report, which shall be signed by the chairman and the secretary.

9. The supervisory board shall meet together with the management board as often as the supervisory board or management board deems such necessary.

CHAPTER IX.

Annual accounts. Profit.

Article 28. Financial year. Preparation of the annual accounts. Deposition for inspection.

1. The financial year of the company shall correspond to the calendar year.

2. The management board shall draw up the annual accounts annually not later than five months after the end of the financial year, unless this period is extended on the basis of special circumstances by
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         the general meeting by not more than six months.

3. The annual accounts shall be deposited for inspection by the shareholders at the company's offices within the period referred to in paragraph 2. The management board shall also submit the annual report within said period.

4. The annual accounts shall be signed by all the members of the management board; if the signature of one or more of the members is lacking, this shall be stated and reasons given.

Article 28. Submission to the supervisory board.

1. The management board shall submit the annual accounts and, the annual report to the supervisory board simultaneously.

2. The annual accounts shall be signed by all the members of the supervisory board; if the signature of one or more of them is lacking, this shall be stated and reasons given.

Article 29. Adoption.

1. The company shall ensure that the annual accounts, the annual report, and the information required to be added by virtue of the law are available at the company's offices as from the day on which the annual meeting is convened. Shareholders may inspect the documents at that place and obtain a copy thereof, free of charge.

2.       The general meeting adopts the annual accounts.

3. The provisions of these articles of association regarding the annual report and the additional information required by virtue of the law shall not apply if Article 403 of Book 2 of the Dutch Civil Code applies to the company.

Article 30. Profit.

1.       The profit shall be at the disposal of the general meeting.

2. Dividends may be paid only up to an amount which does not exceed the amount of the distributable part of the net assets.

3. Dividends shall be paid after adoption of the annual accounts which indicate that same is permissible.

4. With due observance of the related provisions in paragraph 2, the general meeting may resolve to pay an interim dividend and to pay dividends at the expense of a reserve.

CHAPTER X.

General meetings of shareholders.

Article 31. Annual meeting.

1. The annual meeting shall be held annually within six months after the end of the financial year.
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2.       The agenda for that meeting shall contain, inter alia, the following points for discussion:

         a.       the annual report;

         b.       adoption of the annual accounts;

         c.       determination of the allocation of profits;

         d.       filling of any vacancies;

         e. other proposals by the supervisory board, the management board or by shareholders jointly representing at least one tenth of the issued capital, brought up for discussion and announced with due observance of Article 33.

Article 32. Other meetings.

1. Other general meetings of shareholders shall be held as often as the management board or the supervisory board deems such necessary.

2. Shareholders jointly, representing at least one tenth of the issued capital may request the management board or the supervisory board to convene a general meeting of shareholders, stating the subjects to be discussed. If the management board or the supervisory board has not convened a meeting within four weeks in such a manner that the meeting can be held within six weeks after the request, the individuals who made the request shall be authorised to convened a meeting themselves.

Article 33. Convocation. Agenda.

1. General meetings of shareholders shall be convened by the supervisory board or the management board.

2. The convocation shall be effected no later than on the fifteenth day prior to the date of the meeting.

3. The notice of convocation shall specify the subjects to be discussed. Subjects which were not specified in the notice of convocation may be announced at a later date, provided with due observance of the provisions in this article.

4.       Convocation shall be effected in the manner stated in Article 41.

Article 34.  The entire issued capital is represented.

As long as the entire issued capital is represented at a general meeting of shareholders, valid resolutions can be adopted on all subjects brought up for discussion, provided voting is unanimous, even if the requirements prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with.

Article 35. Location of meetings.

The general meetings of shareholders shall be held in the municipality in which the company has its seat according to these articles of association or in Utrecht.
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Article 36. Chairmanship.

1. The general meetings of shareholders shall be presided over by the chairman of the supervisory board and, in his absence, by the deputy chairman of that board; in the event that the latter is also absent, the supervisory board members present shall designate a chairman from among their number. The supervisory board may designate another chairman for a general meeting of shareholders.

2. If the chairman has not been appointed in accordance with paragraph 1, the meeting itself shall designate a chairman. Until then a member of the management board designated by the management board shall act as chairman and in the absence of such a member, the eldest person present at the meeting shall act as chairman.

Article 37. Minutes. Records.

1. Minutes shall be kept of the proceedings at every general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them in evidence thereof.

2. The supervisory board, the chairman, or the person who convened the meeting may determine that an official report be drawn up of the proceedings of the meeting. The official report shall be countersigned by the chairman.

3. The management board keeps a record of the resolutions passed. If the management board is not represented at a meeting, the chairman of the meeting shall furnish the management board with a transcript of the resolutions passed as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be furnished a copy of or an extract from such record at not more than cost price.

Article 38. Rights at meetings. Admittance.

1. Each shareholder shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights.

2.       Each share confers the right to cast one vote.

3.       Each shareholder or his proxy must sign the attendance list.

4. The right to participate in the meeting in accordance with paragraph 1 may be exercised by a proxy authorised in writing. The provisions in
         Article 26, paragraph 7, second sentence shall apply.

5. The members of the supervisory board and the management board shall, as such, have the right to advise at the general meeting of shareholders.

6. The general meeting shall decide on the admittance of persons other than those referred to above in
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         this article.

Article 39. Votes.

1. Insofar as no greater majority is prescribed by law, all resolutions shall be adopted by an absolute majority of the votes cast.

2. If no individual obtains an absolute majority, a second free ballot will be held. If a majority is again not obtained, further votes shall be taken until either one person obtains a majority or the election is between two persons only and the votes are tied. In the event of the aforementioned revotes (not including the second free vote), each election shall be between the individuals who received votes in the preceding election, excluding the individual who received the lowest number of votes in the preceding election. If, in a preceding election, more than one person receives the lowest number of votes, lots will be drawn to determine which of these individuals cannot participate in the new election. In the event of a tie in an election between two individuals, lots will be drawn to determine the winner.

3. In the event of a tie when voting pertains to a proposal, , the proposal shall be rejected.

4. All voting shall be oral. The chairman may, however, determine that voting be performed in writing. If the voting pertains to the election of individuals, an individual attending the meeting and entitled to vote may request that voting be performed in writing. Voting in writing is performed on secret, unsigned ballots.

5.       Abstentions and invalid votes shall be deemed not to have been cast.

6. Voting by acclamation shall be possible if none of those in attendance entitled to vote objects to same.

7. The chairman's decision at the meeting on the result of a vote shall be final and binding. The same applies to the contents of an adopted resolution insofar as the voting pertained to an unwritten proposal. If, however, the correctness of that decision is challenged immediately after its pronouncement, a new vote shall be taken if either the majority of the eligible voters present or, if the original vote was not by roll call or in writing, an eligible voter present so desires. The legal consequences of the original vote shall lapse as a result of said new round of voting.

Article 40. Resolutions outside of meetings. Records.

1. Resolutions of shareholders may also be adopted in writing instead of in a general meeting of shareholders, provided they are adopted by unanimous vote of all shareholders entitled to vote. Article 26, paragraph 7, second sentence, shall apply mutatis mutandis.

2.       The management board shall keep a record of the resolutions thus passed.
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         Each of the shareholders is obligated to ensure that the management board is informed in writing of the resolutions passed in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be furnished with a copy of or an extract from said records at no more than cost price.
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CHAPTER XI.

Convocation and notification.

Article 41.

All convocations of general meetings of shareholders and all notifications to shareholders shall be effected by letter sent to the addresses according to the register of shareholders.

CHAPTER XII.

Amendment of the articles of association and dissolution. Liquidation.

Article 42. Amendment of the articles of association and dissolution.

If a proposal to amend the articles of association or to dissolve the company is to be made to the general meeting, this must be stated in the convocation for the general meeting of shareholders, and if it pertains to an amendment of the articles of association, a copy of the proposal including the verbatim text of the proposed amendment must also be deposited at the company's offices for inspection by shareholders until after the meeting.

Article 43. Liquidation.

1. In the event of dissolution of the company pursuant to a resolution of the general meeting, the members of the management board shall be charged with the liquidation of the business of the company and the supervisory board with the supervision thereof.

2. During liquidation, the provisions of these articles of association shall remain in force insofar as possible.

3. The balance remaining after payment of debts shall be transferred to the shareholders in proportion to the joint amount of their shareholdings.

4. In addition, the provisions of Title 1, Book 2 of the Dutch Civil Code apply to the liquidation.

Final Provision.

Article 45.

The first financial year of the company shall end on the thirty-first day of December, nineteen hundred and ninety-six.

Final statements.

Finally, the appearer stated that:

a. at the time of establishment, the issued share capital amounts to two hundred and fifty thousand Dutch guilders (NLG 250,000). The founder participates in the issued share capital for two million, five hundred thousand (2,500,000) shares. The issuance takes place at par value. The issued share capital has been fully paid up in cash. Payment in foreign currency is permitted. The documents which must be attached pursuant to Article 203a, Book 2 of the Dutch Civil Code have been attached to this deed. The company accepts the payments on the shares issued at the time of establishment;

b. the first member of the management board appointed is: Mr Robert Gary Mesch, consultant, residing at 1391 CZ Abcoude (The Netherlands), Koppeldijk 8, born in Kansas City, Missouri, United States of America, on twenty June, nineteen hundred and fifty-three, married;

c. The first member of the Supervisory Board appointed is: Mr William Gregory Mesch, residing at 5454AE Rere Upper Leesonstreet Dublin 4, Ireland, born in Colorado, United States of America, on sixteen January nineteen hundred and sixty, unmarried.

The ministerial declaration of no objections was granted on the eighteenth day of September nineteen hundred ninety-five, under number B.V. 538.638, as evidenced by the certified draft of this deed, which has been attached to this original.

The appearer is known to me, civil law notary.

                                                                   WHEREOF DEED,

prepared in the original at Amsterdam on the date contained in the heading of this deed. Before reading out, the contents of this deed were succinctly put to the appearer. He then stated to have taken cognisance the contents and did not desire a full reading thereof. Subsequently, after a limited reading, this deed was signed by the appearer and by me, civil law notary.

[signed] R.G. Mesch; A.P. van Lidth de Jeude


FOR TRUE TRANSCRIPT

                            ARTICLES OF ASSOCIATION


                   AMENDMENT TO THE ARTICLES OF INCORPORATION

On this day, the fourteenth day of April nineteen hundred and ninety-seven, there appeared before me, Hendrik van Wilsum, Esq., a civil-law notary in Amsterdam;

Pieter Gerard van Druten, Esq., deputy civil-law notary, residing at 1017 GG Amsterdam, Kerkstraat 149, born at Vriczenveen on the fifteenth day of October nineteen hundred and sixty-two, driving-license with number 0041829914, single.

The deponent declared as follows:

The Articles of Incorporation of Versatel Telecom B.V., a private company with limited liability with a registered office in Amsterdam (hereinafter called "the company"), was incorporated and its Articles of Incorporation recorded by the deed executed before A.P. van Lidth de Jeude, a civil-law notary, in Amsterdam, on the tenth day of October nineteen hundred and ninety-five. The certificate of no-objection required by law was obtained with respect to a draft of said deed, by the order of the eighteenth day of September nineteen hundred and ninety-five, number B.V. 538.638.

The company's Articles now read as set forth in the above-mentioned document.

At a special meeting of shareholders of the company it was decided, among other things, to amend and readopt the company's Articles. The minutes of the meeting referred to above will be attached to this Amendment.

At the above-mentioned meeting, the deponent was given authority, among other things, to apply for the certificate of no-objection required by law with respect to the approved amendments to the company's Articles, to make any change in the approved amendments to the company's Articles which might be necessary in order to obtain the certificate of no-objection, and to have drawn up, to execute and sign the Articles of Amendment and the readoption of the company's Articles in which any necessary changes have been incorporated.

The certificate of no-objection required by law was obtained with respect to a draft of the Articles of Amendment and readoption of the company's Articles by the order of the fourth day of April nineteen hundred and ninety-seven, number B.V. 538.638. A copy of the draft for which the order was issued will be attached to this Amendment.

In order to execute the resolution to amend and readopt the company's Articles as required by the special meeting of shareholders, the deponent subsequently declared that he hereby amends the company's Articles in such a manner that the company shall be henceforth governed by the following readopted Articles.

CHAPTER I

DEFINITIONS

ARTICLE I

In these Articles of Incorporation, the following terms shall be defined as follows:

a. general meeting: the corporate body consisting of the shareholders and other persons having voting rights;

b. general meeting of shareholders: the assembly of shareholders and other persons having rights exercisable during a meeting;

c. depositary receipts: registered depositary receipts for shares in the company; unless otherwise shown such receipts include depositary receipts issued without the company's cooperation;

d. depositary receipt holders: holders of depositary receipts issued with the company's cooperation; unless otherwise shown such holders include persons who, as a result of any usufruct or pledge created on any share, have the rights conferred by law upon the holders of depositary receipts issued with the company's cooperation;

e. distributable part of the company's equity: that portion of the company's equity which is in excess of its paid-up and called-up capital plus the reserves to be kept by law;

f. annual accounts: the balance sheet and profit and loss account plus explanatory notes;

g.   subsidiary:

     a. a legal entity in respect of which the company or any of its subsidiaries have, either individually or collectively, over half of the voting rights exercisable at the legal entity's general meeting, whether or not pursuant to any agreement with other persons having voting rights;

     b. a legal entity of which the company or any of its subsidiaries are members or shareholders, and in respect of which the company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity's Managing Directors or Supervisory Directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

h. auditor: a registered accountant or any such other accountant as referred to in Article 2:393 of the Dutch Civil Code, or any body of accountants;

i. annual meeting: the general meeting of shareholders convened to discuss and adopt the annual accounts.

CHAPTER II

NAME. REGISTERED OFFICE. OBJECTS

ARTICLE 2. NAME AND REGISTERED OFFICE

1.   The company's name is: VERSATEL TELECOM B.V.

2.   The company has its registered office in: Amsterdam.

ARTICLE 3. OBJECTS

The company's objects are:

a.   to render telecommunication services to enterprises and companies;

b. to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

c. to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

d. to acquire, dispose of, manage and utilise real and personal property, including patents, marks, licences, permits and other industrial property rights;

e. to borrow and lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense of the terms.

CHAPTER III

CAPITAL AND SHARES. MINIMUM EQUITY REQUIREMENT. REGISTER

ARTICLE 4. AUTHORISED CAPITAL

1. The company's authorised capital amounts to four million four hundred fifty five thousand Dutch guilders (NLG 4,455,000.--).

2. It is divided into forty-four million five hundred fifty thousand (44,550,000) shares with a par value of ten cents (NLG 0.10).

3.   All shares shall be registered. Share certificates shall not be issued.

ARTICLE 5. REGISTER OF SHAREHOLDERS

1. The company's Board of Managing Directors shall keep a register in which the names and addresses of all holders of shares shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the company, as well as the amount paid for each share. The register shall also contain the names and addresses of all owners of a usufruct or pledge on those shares, specifying the date on which they acquired such usufruct or pledge, the date of acknowledgment by or service upon the company and what rights they have been granted attaching to the shares under Articles 197 and 198, paras. 2 and 4, Book 2, Dutch Civil Code.

2. The register shall also include the names and addresses of depositary receipt holders.

3. Each shareholder, usufructuary, pledgee and depositary receipt holder shall be obliged to notify the company of his address in writing.

4. Each discharge from liability for payments for shares shall be recorded in the register.

5. The register shall be regularly updated. All entries in the register shall be signed by a Managing Director.

6. The Board of Managing Directors shall, upon request, provide a shareholder, usufructuary or pledgee with a complimentary excerpt from the register relating to his right to a share.

     If the shares are encumbered by a usufruct or pledge, the excerpt will indicate in whom the rights referred to in Article 11(2), (3) and (5), and
     Article 12(2), (3) and (6) are vested.

7. The Board of Managing Directors shall deposit the register at the company's registered office for inspection by the shareholders, as well as the usufructuaries and pledgees in whom the rights are vested in accordance with Article 11(5) and (6) and Article 12. The information on partly-paid shares contained in the register shall be open for inspection by any person; copies of or excerpts from this information shall be supplied at no more than at cost;

8. The Board of Managing Directors shall also keep a register recording the names and addresses of the holders of depositary receipts for shares issued with the company's cooperation. This register may be part of the shareholders' register.

CHAPTER IV

ISSUE OF SHARES. OWN SHARES.

ARTICLE 6. ISSUE OF SHARES. AUTHORISED CORPORATE BODY

Shares may only be issued pursuant to a resolution by the general meeting provided that no other corporate body has been granted such authority by the general meeting. Issuance shall be by means of a notarial deed, executed before a civil-law notary authorised to practise in the Netherlands, and to which those involved are party.

ARTICLE 7. TERMS AND CONDITIONS OF ISSUE. PRE-EMPTIVE RIGHTS

1. If a resolution to issue shares is adopted, the price of the shares and the other terms and conditions of the issue shall also be determined.

2. With due observance of the restrictions provided by law, shareholders shall have pre-emptive rights with respect to any further share issue in proportion to the total value of their individual shareholdings.

3. Shareholders shall also have pre-emptive rights with respect to the granting of options to subscribe to shares.

4. Said pre-emptive rights may, for every single issue, be limited or suspended by the corporate body authorised to issue shares.

ARTICLE 8. PAYMENT FOR SHARES. PAYMENT IN CASH. PAYMENT IN KIND

1. When a share is issued, its par value must be fully paid up. A stipulation may be made that, upon issuance of the share, a part of its par value not exceeding three-quarters thereof need not be paid until after such part is called up by the company.

2. Payment for shares must be made in cash except where different consideration has been agreed upon. Payment in foreign currency may only be made with the company's approval. If payment is made in a foreign currency, the payment obligation shall be considered fulfilled up to the

     Dutch-guilder amount in which the foreign currency can be freely exchanged on the day of the payment. If payment is made in foreign currency, a banker's statement as referred to in Article 2:203a(2) of the Dutch Civil Code shall be deposited at the company's registered office within two weeks of the payment.

3. Payment other than in money must be made either immediately upon subscription for the share or immediately following the day on which an additional payment is called up or agreed upon. In accordance with Article 2:204a(1) of the Dutch Civil Code, a description shall be made of the consideration paid. The description shall relate to the situation on a day no less than five months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The Managing Directors shall sign the description; if the signature of any of them is missing, this fact shall be recorded and the reasons therefor so noted.

4. An auditor or, if Article 2:204b(2) of the Dutch Civil Code so permits, an accountant administration consultant shall be required to draw up a report on the description of the consideration paid.

5. The provisions set out in this Article relating to the description and auditor's report shall not apply to the cases referred to in Article 2:204b(3) or (5) of the Dutch Civil Code.

ARTICLE 9. OWN SHARES

1.   The company may not subscribe to its own shares when they are issued.

2. Any Acquisition by the company of partly-paid shares in its capital, or depositary receipts, shall be null and void.

3. The company may acquire its own fully-paid shares or depositary receipts without payment of consideration. It may also acquire such shares or depositary receipts for consideration if:

     a. the distributable portion of the company's equity is equivalent to or exceeds the acquisition price;

     b. the nominal amount of the shares or depositary receipts for shares in the company's capital to be acquired, and all such shares or depositary receipts for shares in such capital already held by the company and its subsidiaries collectively does not exceed one-half of the issued capital; and

     c. the authority to acquire such shares has been granted by the general meeting.

4. The decisive factor for the validity of the acquisition shall be the value of the company's equity according to the most recently adopted balance sheet less the acquisition price of shares in the company's capital, or depositary receipts, and any sums distributed to others out of profits or reserves which became payable by the company and its subsidiaries after the date of the balance sheet.

     If more than six months have elapsed since the expiration of any financial year without adoption of the annual accounts, an acquisition in accordance with para. 3 of this Article shall not be permitted.

5. Paras. 2-4 of this Article shall not apply to shares or depositary receipts acquired by the company by operation of law ('onder algemene titel').

6. Any acquisition of shares or depositary receipts in violation of para. 3 shall be null and void.

7. The company may, with a view to any other party subscribing to or acquiring the company's shares or depositary receipts, not provide security or any price guarantee, act as surety or guarantee in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to the company's subsidiaries.

8. The company may grant loans for the purpose of subscribing to or acquiring its shares or depositary receipts, however, subject to the sum of its distributable reserves and subject to the prior approval of the general meeting.


9. The company shall keep a non-distributable reserve the amount of which shall be equivalent to the outstanding sum of the loans referred to in the previous paragraph.

10. Shares in the company's capital may, upon issuance, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts under special title and for their own accounts only insofar as the company is permitted to acquire such shares or depositary receipts pursuant to parag. 2-4 of this Article.

11. Disposal by the company of any shares or depositary receipts for shares in its capital held by the company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

     A resolution to dispose of any such shares or depositary receipts shall also contain the terms and conditions of the disposal.

     Disposal by the company of its own shares shall require due observance of the transfer restrictions.

12. The company may not cast votes in respect of own shares held by the company or own shares on which the company has a usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of own shares held by the company if the pledge or usufruct has been created by the company. No votes may be cast in respect of shares the depositary receipts for which are held by the company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any subsidiary or in respect of which any subsidiary owns a usufruct or pledge.

13. When determining to what extent the company's capital is represented, or whether a majority represents a certain extent of capital, the capital shall be reduced by the value of the shares for which no votes can be cast.

CHAPTER V

TRANSFER OF SHARES. USUFRUCT. PLEDGE

ARTICLE 10. TRANSFER OF SHARES. USUFRUCT. PLEDGE

1. The transfer of shares or any restricted rights attaching to shares shall require a notarial deed, executed before a civil-law notary authorised to practice in the Netherlands, to which those involved are party.

2. The transfer of shares or any restricted rights attaching to shares as referred to in para. 1 -- including the creation and relinquishment of restricted rights -- shall, by operation of law, also be valid vis-a-vis the company. The rights attaching to shares cannot be exercised until the company either acknowledges the juristic act or is served with the notarial deed in accordance with the relevant statutory provisions, except where the company is party to the juristic act.

3. The provisions of paras. 1 and 2 of this Article shall also apply to the allotment of shares or any restricted rights therein in the case of any division of any joint interest.

ARTICLE 11. USUFRUCT

1.   Shareholders may freely create a usufruct on any of their shares.

2. The voting rights attaching to the shares on which the usufruct has been established shall vest in the shareholders.

3. In departure from the previous paragraph, the voting rights shall be vested in the usufructuary if such is provided upon the creation of the usufruct and the usufructuary is a person to whom the shares may be freely transferred under the transfer restrictions. If the usufructuary is not such a person, the voting rights shall be vested in the usufructuary only if such is provided upon the creation of the usufruct and if both such provision and, in the event of any transfer of the usufruct, the transfer of the voting rights have been approved by the general meeting.

4.   The approval referred to in para. 3 may only be unanimously granted.

5. Shareholders without voting rights and usufructuaries with voting rights shall have the rights conferred by law upon the holders of depositary receipts. Usufructuaries without voting rights shall also have such rights unless otherwise provided upon the creation or transfer of the usufruct.

6. Any rights arising from the shares to acquire other shares shall vest in the shareholder, on the understanding that the shareholder must compensate the usufructuary for the value of such rights insofar as the usufruct entitles the usufructuary to such rights.

ARTICLE 12. PLEDGE

1.   Shareholders may freely create a pledge on any of their shares.

2. The voting rights attaching to the shares on which the pledge has been established shall vest in the shareholders.

3. In departure from the previous paragraph, the voting rights shall be vested in the pledge if such is provided upon the creation of the pledge and the pledge is a person to whom the shares may be freely transferred under the transfer restrictions. If the pledgee is not such a person, the voting rights shall be vested in the pledge only if such is provided upon the creation of the pledge and if both such provision and, in the event of any transfer of the pledge, the transfer of the voting rights have been approved by the general meeting.

4. If the pledgee's rights pass to any other person, the voting rights shall only pass to that person if the general meeting approves the passage of the voting rights.

5.   The approval referred to in paras. 3 and 4 may only be unanimously granted.

6. Shareholders without voting rights and pledgees with voting rights shall have the rights conferred by law upon the holders of depositary receipts. Pledgees without voting rights shall also have such rights unless otherwise provided upon the creation or transfer of the pledge.

7. The transfer restrictions shall apply to the disposal and transfer of shares by the pledgee or the pledgee's ownership of the shares, on the understanding that the pledgee must exercise all rights vested in the shareholder in respect of the disposal and transfer and perform all of the shareholder's obligations.

CHAPTER VI

TRANSFER RESTRICTIONS

ARTICLE 13. OFFER

PART A. SHARE OFFER PRIOR TO A PROPOSED TRANSFER

1. Shares may be transferred only after they have first been offered for sale to the other shareholders as set out in this Article.

2. Shares need not be offered for sale if the transfer is accomplished with the written consent of all the other shareholders within three months of the date of their collective consent.

3. The shareholder who wishes to transfer any of his shares, hereafter referred to as the "offeror", shall notify the Board of Managing Directors as to what shares he proposes to transfer. Such notice shall constitute an offer for sale to the other shareholders at such a price as shall be determined in the manner described in paragraph 5.

4. The Board of Managing Directors shall pass the offer onto to the other shareholders within one week of receipt.

5. The purchase price shall be determined by one or more independent experts appointed by the offeror and the other shareholders in mutual consultation, unless the offeror and the other shareholders unanimously agree otherwise. If they fail to reach agreement within two weeks of the Board having passed on the offer as referred to in para. 4, the party with the greatest interest shall apply to the Chairman of the Chamber of Commerce and Industry of the district where the company's registered office is situated for the appointment of three independent experts.

6. The experts referred to in the previous paragraph shall be entitled to inspect all of the company's accounts and records and shall be allowed to obtain any such information as may be necessary for them to set the purchase price of the shares.

7. The Board of Managing Directors shall send all shareholders notification of the purchase price within two weeks after the experts have informed the Board of the price.

8. The other shareholders who wish to purchase the shares offered shall notify the Board of Managing Directors of such wish either within two weeks of the price having been determined in mutual consultation or, if the price is established by the experts, within two weeks of the Board having informed the shareholders of that price in accordance with paragraph 7. The company itself, as a shareholder, may propose to purchase the shares only if the offeror so consents.

9. The Board of Managing Directors shall allocate the shares on offer to the offerees and shall notify all shareholders of the allocation. If no allocation is made, the Board of Managing Directors shall send notice to this effect to all shareholders.

10. If two or more shareholders propose to buy more shares than are on offer, the Board of Managing Directors shall allocate the shares in proportion to the shares owned by the offerees. No one shall be allocated more shares than the number applied for. If a shareholder proposes to buy fewer shares than he is proportionally entitled to, the excess shares shall be allocated to the other offerees in proportion to their shareholdings. If the allocation cannot be accomplished according to this criterion, the issue shall be decided by lot.

11. The offeror shall, during one month after the notification referred to in paragraph 9, have the right to withdraw his entire offer by so notifying the Board of Managing Directors.

12. The purchased shares and the purchase price shall be transferred and paid at the same time, within one month of expiry of the term during which the offer can be withdrawn.

13. If the offeror does not withdraw his offer, he may freely transfer the shares on offer, at the price established in accordance with paragraph 5 of this article or a higher price, within three months after it has been established that the offer has not or not fully been accepted.

14. All notifications and communications referred to in this Article shall be sent by registered letter or return receipt requested.

15. The costs associated with the appointment of the experts referred to in paragraph 5, as well as their fees, shall be paid by:

     a.   the offeror if he withdraws his offer;

     b. in equal parts by the offeror and the buyers if the shares are purchased by other shareholders, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

     c.   by the company if the offer has not or not fully been accepted.

PART B. OBLIGATION TO OFFER SHARES FOR SALE IN OTHER CASES

1. Upon the death of a shareholder/natural person or dissolution of a shareholder/legal entity, or in the case of an allocation upon the division of any joint interest - except where the allocation is made to the party to whom the shares belonging to the joint interest have passed - the shares in question must be offered for sale to the other shareholders with due observance of the provisions set out below.

2. The obligation set forth in paragraph 1 shall not apply if all other shareholders approve of the new owner or owners of the shares in writing.

3. If there exists an obligation to offer the shares for sale, the provisions of paras. 3 - 10, 14 and 15 of Part A, shall also apply. The offerer shall not be entitled to withdraw his offer. If not all of the shares are sold, the offeror may keep his shares. The shares shall be transferred for cash within one month after the purchase price is established.

4. The obligation to offer the shares for sale must be fulfilled within one month after the obligation has come about.

5. If the obligation to offer the shares for sale is not complied with in a timely fashion, the company shall have irrevocable authority to offer the shares for sale and, if all of the shares are sold, to subsequently transfer them to the buyer(s), with due observance of the provisions set out above in this Article. The company shall pass the purchase price onto the seller, after having deducted the costs payable by the seller.

6. If a shareholder suspends all payments, goes bankrupt or is placed under a trustee or if an administrator is appointed by any court to manage the shareholder's estate or his shares in the company, or if the shares are held by a legal entity and the control of the operations of such shareholder/legal entity is directly or indirectly acquired by one or more other persons within the framework of a "merger" as defined in Article 14 of the 'SER-Besluit Fusiegedrageregels 1975' (SER Decision on a Code of Conduct for Mergers), his shares must be offered for sale to the other shareholders. The provisions of paras. 3, 4 and 5 shall also apply.

CHAPTER VII

BOARD OF MANAGING DIRECTORS

ARTICLE 14. BOARD OF MANAGING DIRECTORS

The company shall be run by a Board of Managing Directors consisting of one or more Managing Directors, the precise number of whom shall be determined by the general meeting.

ARTICLE 15. APPOINTMENT

The general meeting shall appoint the Managing Directors.

ARTICLE 16. SUSPENSION AND DISMISSAL

1. The general meeting shall at all times have the power to suspend or dismiss the Managing Directors.

2. The Board of Supervisory Directors shall at all times have the power to suspend the Board of Managing Directors. Any such suspension may at all times be withdrawn by the general meeting.

3. Any such suspension may be extended several times but the total term of the suspension may not exceed three months. The suspension shall lapse on expiry of this three-month period if no resolution is passed either to lift the suspension or to dismiss the Managing Director.

ARTICLE 17. REMUNERATION

The general meeting shall determine the remuneration of each Managing Director, as well as his other terms and conditions of employment.

ARTICLE 18. DUTIES OF THE BOARD OF MANAGING DIRECTORS.

DECISION-MAKING. DIVISION AND DUTIES

1. Subject to the restrictions set forth in these Articles, the Board of Managing Directors shall be in charge of running the company.

2. The Board of Managing Directors may adopt rules and regulations governing its decision-making process. Such rules and regulations shall require the approval of the Board of Supervisory Directors.

3. The Board of Managing Directors may make a division of duties, specifying the individual duties of every Managing Director. Such division of duties shall require the approval of the Board of Supervisory Directors.

ARTICLE 19. REPRESENTATIVE AUTHORITY

1. The Board of Managing Directors shall represent the company. The authority to represent the company shall also be vested in two Managing Directors acting jointly.

2. The Board of Managing Directors may appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the company within the bounds of this authorisation. Their title shall be determined by the Board of Managing Directors.

3. In the event that the company has an interest which conflicts with an interest of one of its Managing Directors, the company shall be represented by a Managing Director or Supervisory Director designated by the Board of Supervisory Directors. The general meeting shall at all times have the power to designate one or more other persons for that purpose.

ARTICLE 20. APPROVAL OF BOARD RESOLUTIONS

1. Without prejudice to the other provisions set forth in these Articles governing the powers of the Board of Managing Directors, the Board of Managing Directors shall require the approval of the Board of Supervisory Directors for resolutions:

     a. to acquire, dispose of, encumber, rent, let or otherwise acquire or grant any right to use or enjoy registered property;

     b.   to conclude agreements whereby the company is granted a bank credit;

     c. to borrow or lend moneys, except for the use of any bank credit extended to the company;

     d. to establish or terminate permanent, direct or indirect cooperation with another enterprise;

     e. to participate directly or indirectly in the capital of another enterprise or increase or decrease the extent of any such participation;

     f.   to make any investments;

     g.   to provide security in personam or in rem;

     h. to appoint any such officers as contemplated in Article 19, para. 2 of these Articles, and determine their powers and title;

     i.   to conclude settlement agreements;

     j. to act in legal proceedings, including arbitration cases, with the exception of commencing summary proceedings or any other urgent legal action;

     k. to conclude or amend employment contracts involving an annual remuneration in excess of the maximum premium income as defined in the General Old-Age Pensions Act ('AOW');

     l. to set up pension schemes and grant pension rights in excess of existing schemes;

     m. to make a proposal for a merger ('juridische fusie') as defined in Title 7, Book 2 of the Dutch Civil Code;

     n.   to file a petition for a winding up of the company;

     o.   to apply for suspension of payments.

2. The Board of Supervisory Directors may decide that a resolution as referred to in paras. 1(a-1) does not need its approval if the transaction involved remains below a certain value, which shall be determined by the Board of Supervisory Directors and reported to the Board of Managing Directors in writing.

3. Any resolutions by the Board of Managing Directors to cooperate in issuing depositary receipts for shares shall required the approval of the general meeting.

4. The absence of approval as defined in para. 1 (a-1) cannot be invoked by or against any third party.

ARTICLE 21. ABSENCE OR INABILITY TO ACT

If a Managing Director is absent or unable to act, the remaining Managing Director(s) shall be temporarily charged with the management of the company. If the sole managing is or all Managing Directors are absent or unable to act, the Board of Supervisory Directors shall be temporarily charged with the management of the company and shall be authorised to temporarily entrust the management of the company to one or more persons, who may be a Supervisory Director.

CHAPTER VIII

BOARD OF SUPERVISORY DIRECTORS

ARTICLE 22. NUMBER

The company shall have a Board of Supervisory Directors, consisting of one or more natural persons, the precise number of whom shall be determined by the general meeting.

ARTICLE 23. APPOINTMENT

1.   The general meeting shall appoint the Supervisory Directors.

2. Persons who have attained the age of seventy-two cannot be appointed Supervisory Director.

ARTICLE 24. SUSPENSION AND DISMISSAL. RETIREMENT

1. The general meeting may suspend and dismiss a Supervisory Director at any time.

2. A Supervisory Director shall retire not later than on the day of the general meeting held in the financial year in which he attains the age of seventy-two.

3. The Supervisory Directors shall periodically retire in accordance with a roster drawn up by the general meeting. Every retiring Supervisory Director may be reappointed, provided that he has not attained the age of seventy-two.

ARTICLE 25. REMUNERATION

The general meeting shall determine the remuneration of every Supervisory Director.

ARTICLE 26. DUTIES AND POWERS

1. The duty of the Board of Supervisory Directors shall be to supervise the policies of the Board of Managing Directors and the general course of affairs of the company and its affiliated business.

     The Board of Supervisory Directors shall give advice to the Board of Managing Directors. When performing their duties, the Supervisory Directors shall be guided by the interests of the company and its affiliated business.

2. The Board of Managing Directors shall timely provide the Board of Supervisory Directors with any such information as may be necessary for the Board of Supervisory Directors to perform its duties.

3. The Board of Supervisory Directors shall have access to the buildings and grounds of the company and be authorised to inspect the company's accounts and records. The Board of Supervisory Directors may appoint one or more persons from their midst or any expert to perform any of their duties. The Board of Supervisory Directors may always call in the assistance of experts.

ARTICLE 27. WORKING METHOD AND DECISION-MAKING

1. The Board of Supervisory Directors shall appoint from their midst a chairman and a deputy chairman, who shall substitute for the chairman in his absence. The chairman shall appoint a secretary, who may be a Supervisory Director, and shall also arrange for a replacement secretary.

2. If the chairman and deputy chairman are absent from a meeting, a chairman shall be appointed at the meeting.

3. The Board of Supervisory Directors shall meet as often as each of its members or the Board of Managing Directors may deem necessary.

4. Minutes shall be taken of the business transacted at every meeting of the Board of Supervisory Directors by the secretary. The minutes shall be confirmed at the same or following meeting and signed by the chairman and the secretary.

5. Resolutions of the Board of Supervisory Directors shall require an absolute majority of the votes cast. In the event of a tie in voting, the decision will be assigned to the chairman of the Board of Supervisory Directors.

6. Resolutions adopted by Board of Supervisory Directors at a meeting shall be valid only if the majority of the Supervisory Directors were present or represented during that meeting.

7. A Supervisory Director may grant another Supervisory Director a proxy to represent him. A proxy shall mean a power of attorney transmitted via standard means of communication and received in written form. A Supervisory

     Director may not represent more than one other Supervisory Director.

8. The Board of Supervisory Directors may pass resolutions outside a meeting, provided that the motion is submitted to all Supervisory Directors and none of them objects to this manner of decision-making. The secretary shall draw up a report of such decision, which shall be signed by the chairman and the secretary, and attach the answers received.

9. The Board of Supervisory Directors shall have meetings with the Board of Managing Directors as often as the Board of Supervisory Directors or the Board of Managing Directors deems any such meeting necessary.

CHAPTER IX

ANNUAL ACCOUNTS. PROFITS

ARTICLE 28. FINANCIAL YEAR. DRAWING UP THE ANNUAL ACCOUNTS

1.   The company's financial year shall correspond with the calendar year.

2. Within five months of the end of the company's financial year, the Board of Managing Directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

3. The annual accounts shall be signed by all the Managing Directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

ARTICLE 29. AUDITOR

1.   The company shall commission an auditor to examine the annual accounts.

2. The general meeting shall be authorised to grant such commission. If the general meeting fails to commission an auditor, the Board of Supervisory Directors shall be authorised to act instead or, if there are no Supervisory Directors or the Board of Supervisory Directors fails to act, the Board of Managing Directors shall be so authorised. The commission may at any time be withdrawn by the general meeting and person who granted the commission; moreover, any commission granted by the Board of Managing Directors may be withdrawn by the Board of Supervisory Directors.

3. The auditor shall report his findings to the Board of Supervisory Directors and the Board of Managing Directors.

4. the auditor shall record his findings in a report commenting on the true and fair nature of the annual accounts.

5. The previous provision and the one set out in Article 31(3), second sentence, shall not apply if the company has obtained an exemption under
     Article 2:396(6) of the Dutch Civil Code on the grounds of the size of its business, or under Article 2:403 on the basis that the company is a member of a group.

ARTICLE 30. PRESENTATION TO THE BOARD OF SUPERVISORY DIRECTORS

1. The Board of Managing Directors shall submit the annual accounts and annual report to the Board of Supervisory Directors at the same time.

2. The annual accounts shall be signed by the Supervisory Directors; if the signature of any of them is missing, this fact shall be noted and the reasons for it states.

3. The board of Supervisory Directors shall submit to the general meeting a pre-advise on the annual accounts.

ARTICLE 31. PRESENTATION TO THE SHAREHOLDERS. ACCESS

1. The annual accounts shall be deposited at the company's office for inspection by the shareholders and depositary receipt holders within the period of time specified in Article 28, para. 2. The Board of Managing Directors shall submit the annual report within the same term.

2. The company shall ensure that the annual accounts, the annual report, the pre-advise of the Board of Supervisory Directors and the data to be added pursuant to Article 392, para. 1, Book 2, Dutch Civil Code shall be available at its office from the day notice is sent out of the annual meeting. The shareholders and holders of depositary receipts may inspect these documents at the company's office and may obtain a complimentary copy thereof.

3. The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the general meeting has been unable to examine the auditor's report referred to in Article 30(4), unless Article 2:393(6) of the Dutch Civil Code applies.

4. The adoption of the annual accounts without any reservation shall discharge the Board of Managing Directors from all liability for the activities undertaken during the past financial year and the Board of Supervisory Directors from all liability for supervising such activities, insofar as these activities are indicated in the annual accounts.

5. The provisions set out in these Articles regarding the annual report and the data to be added under Article 2:392(1) of the Dutch Civil Code shall not apply if the company is a member of a group and is governed by Article 2:403 of the Dutch Civil Code.

ARTICLE 32. PUBLICATION

1. The company shall be required to publish its annual accounts within eight days of their adoption. Publication shall be accomplished by depositing the Deutch text of the accounts, or if no Dutch text has been drawn up, a French, German or an English version at the Trade Register in the town where the company's registered office is situated as indicated in its Articles. The text so deposited must bear the date of their adoption.

2. If the annual accounts are not adopted within seven months of the end of the financial year in conformity with the statutory requirements, the Board of Managing Directors shall immediately publish the annual accounts in the manner prescribed in para. 1; the annual accounts must state that they have not yet been adopted.

3.   If the general meeting has, in accordance with Article

     22(1), extended the period within which the annual accounts must be drawn up, the previous paragraph shall become effective two months after expiry of that period.

4. A copy of the annual report and the other information required to be added under Article 2:392 of the Dutch Civil Code shall also be published, along with and in the same manner and language as the annual accounts. This shall, except for the information referred to in Article 2:392(1)(a), (c),
     (f) and (g), not apply if the documents are deposited at the company's registered office for inspection by all and full or partial copies shall be supplied upon request at cost; the company shall be required to enter this fact in the Trade Register.

5. If, on the basis of the size of the company's business, the company has obtained an exemption under Article 2:396 (3-8) or Article 2:397 (3-6) of the Dutch Civil Code, publication shall take place with due observance of the exemptions applicable. The previous provisions of this Article shall not apply if the company is a member of a group and has obtained an exemption under Article 2:403 of the Dutch Civil Code.

ARTICLE 33. PROFITS

1.   The profits shall be at the disposal of the general meeting.

2. Dividends may be paid up to a maximum amount equivalent to the distributable part of the company's equity.

3. Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

4. The general meeting may, with due observance of para. 2, resolve to pay interim dividends.

5. The general meeting may, with due observance of para. 2, resolve to pay dividends out of a reserve which need not be kept by law.

6. A shareholder cannot claim a dividend when more than five years have elapsed since the date on which the dividend was made payable.

CHAPTER X

GENERAL MEETING OF SHAREHOLDERS

ARTICLE 34. ANNUAL MEETING

1. The annual meeting shall be held within six months of the end of the company's financial year.

2. The agenda of the annual meeting shall, among other matters, contain the following items:

     a.   the annual report;

     b.   adoption of the annual accounts;

     c.   adoption of the profit appropriation;

     d.   filling of any vacancies;

     e.   appointment of an auditor;

     f. any such other motions as the Board of Supervisory Directors, the Board of Managing Directors, or the shareholders or any other persons having voting rights together representing not less than one-tenth of the issued capital, may file and notify with due observance of Article 36.

ARTICLE 35. OTHER MEETINGS

1. Other general meetings of shareholders shall be held as often as the Board of Managing Directors or the Board of Supervisory Directors deems necessary.

2. Shareholders and depositary receipt holders representing not less than one-tenth of the issued capital shall be entitled to request the Board of Managing Directors or the Board of Supervisory Directors to call a general meeting of shareholders, provided that they also notify the Board of the business to be discussed during that meeting.

     If the Board of Managing Directors or the Board of Supervisory Directors fails to call the meeting within four weeks so that the meeting cannot be held within six weeks of the request, the shareholders may call a meeting themselves.

ARTICLE 36. CONVOCATION. AGENDA

1.   General meetings of shareholders shall be called by the

     Board of Supervisory Directors or the Board of Managing Directors.

2. Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

3. The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this Article.

4.   Convocation shall take place in the manner described in Article 44.

ARTICLE 37. THE ENTIRE ISSUED CAPITAL IS REPRESENTED

Resolutions may be legally adopted on any item on the agenda provided that they are adopted by a unanimous vote at a general meeting of shareholders at which the company's entire issued capital is represented, even if the requirements for convening and conducting the meeting as prescribed by the law or the company's Articles of Incorporation have not been complied with.

ARTICLE 38. PLACE OF THE MEETINGS

General meetings shall be held in the municipality in which the company's registered office is situated according to its Articles of Incorporation and in the municipality of Haarlemmermeer.

ARTICLE 39. CHAIRMAN

1. General meetings of shareholders shall be chaired by the chairman of the Board of Supervisory Directors or, in his absence, by the deputy chairman of the Board of Supervisory Directors; if the latter is also absent, the Supervisory Directors present shall elect a chairman from their midst. The Board of Supervisory Directors may designate a different person to chair the general meeting of shareholders.

2. If no chairman has been appointed in the manner provided in para. 1, the meeting shall appoint a chairman from its midst. Until that moment, the chairman shall be a Managing Director designated by the Board of Managing Directors.

ARTICLE 40. MINUTES

1. Minutes shall be taken of the business transacted at every general meeting of shareholders by a secretary to be appointed by the chairman. The minutes shall be confirmed and signed by the chairman and the secretary.

2. The Board of Supervisory Directors, the chairman or the person who called the meeting may decide that an official notarial report should be drawn up of the business transacted at the meeting. This report must be co-signed by the chairman.

ARTICLE 41. RIGHTS EXERCISABLE DURING A MEETING. ADMISSION.

1. Every person entitled to vote and every usufructuary and pledgee having voting rights shall be authorised to attend the general meeting of shareholders, take the floor and exercise their voting rights.

2. If the voting rights attaching to a share is vested in the usufructuary or pledgee instead of the shareholder, the shareholder shall also be authorised to attend the general meeting of shareholders and take the floor.

3. Furthermore, every holder of depositary receipts issued with the company's cooperation shall be authorised to attend the general meeting of shareholders and take the floor.

4.   Every share shall entitle its holder to cast one vote.

5. Every person entitled to vote or his representative must sign the attendance list.

6. The rights referred to in the previous paragraphs may be exercised by a proxy.

     The provisions of Article 27(7), second sentence, shall also apply.

7. The members of the Board of Supervisory Directors and the Managing Directors shall have an advisory vote at the general meeting of shareholders.

8. Admission to the general meeting of shareholders of persons other than those referred to in this Article shall require a resolution by the general meeting.

ARTICLE 42. VOTING

1. Resolutions shall be passed by an absolute majority of the votes cast unless the law or the Articles prescribes an other majority.

2. If no absolute majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

     If, again, no one has gained an absolute majority of the votes, new votes shall be held until either one person has gained an absolute majority or, if the vote was between two persons, the votes are equally divided.

     Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes.

     If two or more persons have the least number of votes, it shall be decided by lot who cannot be votes for at the new vote.

     If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who been elected.

3. If a vote is taken in respect of business matters as opposed to persons and the votes are equally divided, the relevant motion shall be considered rejected.

4. Notions shall, regardless of their subject matter, be voted on orally unless the chairman decides or any person entitled to vote requests that the vote be taken by unsigned writing on ballot paper.

5.   Absentee ballots and invalid votes shall be deemed not to have been cast.

6. Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

7. The chairman's view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman's view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal effects of the original vote.

ARTICLE 43. RESOLUTIONS PASSED OUTSIDE A MEETING

ARTICLE 15

1. Subject to the provision set out in the following paragraph, rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that they do so by a unanimous vote representing the company's entire issued capital. Article 27(7), second full sentence, shall apply accordingly.

2. This manner of decision-making shall not be possible if there are holders of depositary receipts.

CHAPTER XI

CONVENING NOTICES AND NOTIFICATIONS

ARTICLE 44

All convening notices and other notifications directed to the shareholders and depositary receipt holders shall be sent as letters to the addresses recorded in the shareholders' register and the register of depositary receipt holders.

CHAPTER XII

AMENDMENT TO THE ARTICLES OF INCORPORATION LIQUIDATION

ARTICLE 45. AMENDMENT TO THE ARTICLES OF INCORPORATION AND DISSOLUTION

If a motion to amend the Articles of Incorporation or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the Articles of Incorporation, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company's office for inspection by the shareholders and depositary receipt holders until the meeting is adjourned.

ARTICLE 46. LIQUIDATION

1. If the company is dissolved pursuant to a resolution by the general meeting, its liquidation shall be carried out by the Board of Managing Directors. Supervision of the liquidation shall be carried out by the Board of Supervisory Directors.

2. The previsions of these Articles shall, if possible, continue to be in force during the liquidation.

3. The surplus assets shall be paid to the shareholders in proportion to the total value of the their individual shareholdings.

FINAL PROVISION

The issued sharecapital amounts to eight hundred ninety-one thousand Netherlands guilders (NLG 891,000.-), divided in eight million nine hundred then thousand (8,910,000) shares with a par value of ten cents (NLG 0.10), numbered 1 up to and including 8,910,000.

The deponent is known to me, a civil-law notary. The identity of the deponent of this deed was established by me, a civil-law notary, on the basis of the above-mentioned document intended for identification purposes.

WITNESSED THIS DOCUMENT, the original of which was drawn up and executed in Amsterdam on the date stated in the first paragraph of this deed.

After the content of this document was summarised to the dependent, the latter declared that he had taken note of its content, and waived a full reading thereof.

Subsequently, after a limited reading, this document was signed by the deponent and me, a civil-law notary.

(Signed: P.G. van Druten; H. van Wilsum).